Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. INCREASES QUARTERLY DIVIDEND

Midlothian, TX. – June 15, 2018, Keith S. Walters, Chairman, President and Chief Executive Officer of Ennis, Inc. (NYSE: EBF), a manufacturer of business forms and other business products headquartered in Midlothian, Texas, announced today that the Board of Directors has increased the quarterly dividend to twenty-two and one half cents ($0.225) per share from twenty cents ($0.20) per share on its common stock, or an increase of 12.5%. “This is not a special dividend, but should be reflective of future quarterly amounts subject to the Board’s normal review process,” noted Mr. Walters. He went on to say that the Board took this action again this year after taking into account the Company’s current cash position, debt level, and anticipated cash flows and that this, along with the continuing focus on accretive acquisitions, will reward our shareholders with greater returns over a longer period of time. We are also proud of the fact that because of our strong balance sheet, our Board has been able to increase our dividend rate three times over the last 6 years. The dividend is payable August 3, 2018 to shareholders of record on July 6, 2018.

About Ennis

Since 1909, Ennis, Inc. has primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., Chief Financial Officer and Treasurer

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com